Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL ACQUIRES
BYRNE MEDICAL, INC., SUBSTANTIALLY INCREASING ITS PRESENCE IN GI ENDOSCOPY

LITTLE FALLS, N.J. - August 2, 2011 - CANTEL MEDICAL CORP. (NYSE:CMN), through its Minntech subsidiary, has acquired the business and substantially all of the assets of Byrne Medical, Inc.  Byrne Medical, privately-owned and based outside Houston, TX, designs, manufactures and sells an innovative array of disposable infection control products intended to replace the necessity of sterilizing and reusing numerous components used in gastrointestinal (GI) endoscopy procedures.

For the twelve months ended June 30, 2011, Byrne Medical generated revenues of approximately $38.6 million and pre-tax income of $8.6 million.  After adjusting for the shareholders’ compensation and other non-recurring expenses, the pre-tax income would be approximately $11.5 million for the twelve-month period.  Capitalizing on Byrne Medical’s 20%+ historic growth profile, Cantel expects an increase in overall corporate gross margins and anticipates the acquisition to be accretive in Cantel’s first fiscal year ending July 31, 2012 (inclusive of the expenses resulting from purchase accounting, financing, and deal-related costs).

The purchase price was $100.0 million, comprised of $90.0 million in cash and 401,123 shares of restricted Cantel stock (valued at $10.0 million) that is subject to a multi-year lock-up and three-year price floor.  In addition, there is a contingent earnout of up to $10 million payable over two years based on gross profit growth targets of the acquired business.  Cantel will also be purchasing certain land and buildings utilized by the Byrne Medical business for $5.9 million so as to further develop a world-class, disposables manufacturing operation in Houston.  The founder and principal owner, Don Byrne, has entered into a three-year employment agreement and separate non-compete agreement.

In purchasing Byrne Medical, Cantel has greatly expanded its hospital and outpatient center-based GI endoscopy business, which includes its market leading Medivators® post-procedure cleaning business. With this acquisition, the company has entered into the market for infection prevention and control products in the endoscopy procedure room itself.  Cantel’s collective endoscopy business, with approximately 80 sales consultants and clinical specialists, now offers the GI professional an unparalleled level of expertise and solutions to mitigate infection risks across the full endoscopy procedure cycle.

With the respective mottos of “Infection Control Matters™” and “Dedicated to Infection Prevention and Control,” Byrne Medical and Cantel have built their businesses around a shared commitment.  Byrne Medical’s initial products, the Endo SmartCap® and the EndoGator®, pioneered the movement to disposable alternatives for reusable water bottles and irrigation tube sets used in GI endoscopy procedures.  The company now offers an extensive suite of universally applicable infection control solutions including sterile, single-use air/water, suction and biopsy valves.

According to Andrew Krakauer, Cantel Medical’s President and CEO, “This is the largest transaction in Cantel’s history and clearly an important event.  It is very exciting to have two leading endoscopy product businesses as a part of Cantel. Building upon the tremendous growth and momentum in our Medivators endoscope reprocessing segment, Byrne Medical perfectly complements our strategic vision of expanding our presence in the hospital with higher margin, innovative disposables that greatly improve infection prevention and control.  We see a growing trend by healthcare providers in GI Endoscopy to minimize risks and reduce the complexities associated with manual cleaning and disinfection of reusable items.  The successful debut of our new Medivators endoscope reprocessors and single-use high-level disinfectants, along with the robust demand experienced for the Byrne Medical products, attest to this growing world-wide movement.”

Krakauer continued, “I am particularly impressed with Byrne Medical’s distinctive understanding of the issues faced by the frontline GI medical personnel and the ability to translate that into ingenious products that solve real problems.  Don Byrne has created an outstanding, customer-focused company with great products, excellent manufacturing capabilities, a very effective consultative sales force and an impressive management team.”

Don Byrne, President of Byrne Medical commented, “With so many opportunities in our sights, we believe Cantel is the perfect partner to aid us in accelerating our growth plans.  There is an excellent cultural fit between our companies, and we share an uncompromising commitment to assist healthcare providers in mitigating infection control risks.  I am so proud of what we have accomplished, and I am very thankful to the entire Byrne Medical team.  We are all excited to take this business to the next level in our partnership with Cantel and Minntech.”

To finance the transaction, Cantel Medical initiated a new, five-year $150.0 million credit facility ($100.0 million revolver and $50.0 million term loan) with its existing syndicate comprised of Bank of America, Wells Fargo and PNC Bank.

In accounting for the transaction, both the $10 million of restricted stock-with-a-floor and the potential $10 million in additional contingent consideration will result in mark-to-

market fluctuations in future reported earnings of Cantel Medical.  Any such significant movements will be highlighted in the announcement of those results.

The Company will hold a conference call to discuss the acquisition of Byrne Medical on Wednesday, August 3, 2011 at 11:00 AM Eastern time. To participate in the conference call dial (877) 407-8033 or (201) 689-8033 approximately 5 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available through midnight on August 17, 2011 by dialing (877) 660-6853 and using passcode #286 and conference ID # 376814.

The call will simultaneously be broadcast live over the Internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=165439. A replay of the webcast will be available until November 3, 2011.

About Medivators Business Group

Medivators is a Business Group of Minntech Corporation, a subsidiary of Cantel Medical Corp.  Minntech, founded in 1974, has its headquarters and major manufacturing operations in Minneapolis, Minnesota.  Medivators assists healthcare professionals in minimizing endoscopy-related nosocomial infections through the design, manufacture, and marketing of a comprehensive range of endoscope reprocessing equipment, high-level disinfectants, detergents, flushing aids, neutralizers, leak and fluid detection systems, and a broad array of accessories.  For further information, visit the Minntech website at http://www.minntech.com or http://www.medivators.com.

About Cantel Medical Corp.

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for the dental industry, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.  For further information, visit the Cantel website at http://www.cantelmedical.com.

About Byrne Medical, Inc.

Byrne Medical is fully committed to the pursuit of delivering infection prevention solutions that will reduce potential risks to caregivers and patients in GI Endoscopy.  Don Byrne, Founder and President, started the company in 1997 in Conroe, Texas with a single, disposable product and a vision to improve infection control practices.  Today, with a full-range of unique product solutions, Byrne Medical has become a recognized leader at the forefront of patient care and safety in GI Endoscopy.  Ernst & Young LLP recently honored Don Byrne with the Entrepreneur Of The Year® 2011 Gulf Coast Area

Award in the Manufacturing and Distribution category.  For further information, visit the Byrne Medical website at http://www.byrnemedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.